Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors
of Gilman Ciocia, Inc.

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Gilman Ciocia, Inc. on Form S-1 and related prospectuses of our audit report dated September 21, 2007, with respect to the consolidated financial statements of Gilman Ciocia, Inc. for the years ended June 30, 2007 and 2006, which report appears in the Annual Report on Form 10-K/A of Gilman + Ciocia, Inc for the year ended June 30, 2007. We also consent to the reference of our name as it appears under the caption "Experts" in the Amendment No. 1 to Registration Statement and related prospectuses.


/s/ Sherb & Co., LLP
Certified Public Accountants
New York, New York

March 11, 2008